Exhibit 15.1

SPECIAL RESOLUTIONS OF ALLIED IRISH BANKS, p.l.c.

At the Extraordinary General Meeting of Allied Irish Banks, p.l.c., held on 26 July 2011, the following Resolutions were passed as Special Resolutions:

Resolution 4.	“THAT, subject to and conditional upon all of Resolutions 1 to 3 and 5 to 7 being passed, the regulations contained in the document produced to the Meeting and signed by the chairman of the Meeting for identification be and are hereby approved and adopted as the articles of association of the Company in substitution for, and to the exclusion of, the existing articles of association of the Company.”

Resolution 6.	“THAT, subject to and conditional upon all of Resolutions 1 to 5 and 7 being passed, the directors of the Company be and are hereby generally empowered pursuant to section 24 of the 1983 Act to allot equity securities 30 (as defined in section 23(13) of the 1983 Act) for cash pursuant to the authority conferred by the passing of Resolution 5 as if section 23(1) of the 1983 Act did not apply to any such allotment, provided that this power shall be limited to the allotment and issue of equity securities up to an aggregate nominal amount of €6,600,000,000 for the purpose of or in connection with the Placing and the Contingent Capital Notes Issue (as defined in the Circular), and provided further that this power shall expire on the close of business on 31 October 2011, unless previously renewed, varied or revoked by the Company in general meeting, save that the Company may before such expiry make an offer or agreement which would or might require equity securities to be allotted after such expiry and the directors of the Company may allot equity securities in pursuance of any such offer or agreement as if the power conferred hereby had not expired.”

Resolution 7.	“THAT, subject to and conditional upon all of Resolutions 1 to 6 being passed, and subject to and with the confirmation of the High Court, (i) the capital redemption reserve of €3,957,595,068.24 arising from the acquisition and cancellation by the Company of all of the Deferred Shares in issue immediately following Resolution 1 being passed and becoming effective be reduced by cancelling all of that reserve and (ii) the share premium account of the Company be reduced by cancelling €2.0 billion of the share premium account of the Company, and the reserve resulting from those cancellations to be used to eliminate permanent losses and treated as profits available for distribution, as defined by section 45 of the 1983 Act.”

Mr. David Hodgkinson

(Chairman of the meeting)

Bankcentre,

Ballsbridge,

Dublin 4.